SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT PURSUANT TO SECTION 13 or 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

March 3, 2006

Date of Report (Date of Earliest Event Reported)

U.S. Can Corporation

(Exact name of registrant as specified in its charter)

Delaware	1-13678	06-1094196
(State or other jurisdictions of incorporation or organization)	Commission File Numbers	(I.R.S. Employer Identification Nos.)

700 East Butterfield Rd.

Suite 250

Lombard, IL 60148

(Address, of principal executive offices, including zip code)

(630) 678-8000

(Registrant’s Telephone number including area code)

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrants under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications Pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 113e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement

On March 3, 2006, United States Can Company (the “Company”) executed supplemental indentures with U.S. Can Corporation (“U.S. Can”) and Wells Fargo Bank, N.A. (as successor by consolidation to Wells Fargo Bank Minnesota, N.A.) to the Indentures governing the 10 7/8% Senior Secured Notes due 2010 (the “Secured Notes”) and the 12 3/8% Senior Subordinated Notes due 2010 (the “Subordinated Notes” and, together with the Secured Notes, the “Notes”). The supplemental indentures remove substantially all of the restrictive covenants contained in the Indentures and the Notes, permit the release of the collateral which secures the obligations of the Company, of U.S. Can and of the subsidiary guarantors of the Company under the Indenture governing the Secured Notes and the Secured Notes, amend certain provisions of the Notes, and modify certain other provisions of the Indentures related to the foregoing. The supplemental indentures will become operative upon the Company’s acceptance of the Notes pursuant to the terms and conditions of the Offer to Purchase and Consent Solicitation Statement, dated February 16, 2006.

Item 8.01	Other Events

As announced in the press release dated March 3, 2006, which is attached hereto as Exhibit 99.1, United States Can Company announced that, in connection with the previously announced cash tender offers and consent solicitations for its $125 million principal amount outstanding of 10 7/8% Senior Secured Notes due July 15, 2010 (CUSIP No. 911674 AH2) (the “Secured Notes”) and $171.71 million principal outstanding 12 3/8% Senior Subordinated Notes due October 1, 2010 (CUSIP No. 911674 AF6) (the “Subordinated Notes” and, together with the Secured Notes, the “Notes”), it has received the requisite consents to amend the indentures governing each series of Notes.

A copy of the Company’s press release issued on March 3, 2006 is attached to this Current Report on Form 8-K as Exhibit 99.1 and is incorporated by reference herein.

Item 9.01.	Financial Statement and Exhibits.

(d)    Exhibits:

99.1	Press Release of the Company dated March 3, 2006.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

U.S. CAN CORPORATION

By:	/S/ MICHAEL M. RAJKOVIC
Name: Michael M. Rajkovic Title: Executive Vice President and Chief Financial Officer

Date: March 3, 2006

EXHIBIT INDEX

The following designated exhibit is filed herewith:

99.1	Press Release of the Company dated March 3, 2006.